First Trust Advisors L.P.

120 East Liberty Drive

Wheaton, Illinois 60187

April 22, 2014

First Trust Portfolios L.P.

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

Re:               The First Trust Combined Series 442

Gentlemen:

We have examined the Registration Statement File No. 333-194838 for the above captioned fund. We hereby consent to the use in the Registration Statement of the references to First Trust Advisors L.P. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

 Sincerely,

                             FIRST TRUST ADVISORS L.P.

Elizabeth H. Bull

Senior Vice President